September 26, 1994


The Turner Corporation
375 Hudson Street
New York, New York 10014

Dear Sirs:

     We have acted as counsel to The Turner Corporation (the "Company") in connection with the proposed issuance of up to 200,000 shares (the "Shares") of the Common Stock, par value $1.00 per share, of the Company in a public offering being registered under the Securities Act of 1933 in a registration statement on Form S-8 (the "Registration Statement"). In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization of the issuance of the Shares.

     Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that when sold as described in the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           ROGERS & WELLS

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